Suite 1120, Cathedral Place,
925 West Georgia Street
Vancouver, British Columbia,
Canada V6C 3L2
Tel: (604) 687-6600
Toll Free: 1-888-411-GOLD
Fax: (604) 687-3932
Email: info@aurizon.com
www.aurizon.com
Toronto Stock Exchange Ticker Symbol ARZ NYSE MKT Ticker Symbol AZK U.S. Registration (File 001-31893) News Release Issue No. 27 - 2013

May 9, 2013
FOR IMMEDIATE RELEASE

Aurizon Securityholders Approve Plan of Arrangement

Aurizon Mines Ltd. (TSX: ARZ; NYSE Amex: AZK) (“Aurizon” or the “Company”) is pleased to announce that its securityholders have approved the Company’s previously announced Plan of Arrangement with Hecla Mining Company.

99.5% of the votes cast by Aurizon securityholders were voted in favour of the special resolution to approve the Arrangement at the Special Meeting of shareholders and optionholders held earlier today.

Completion of the Arrangement is subject to various conditions, including final court approval and Hecla receiving approval under the Investment Canada Act.

Investor Contact:

Jennifer North, Manager Investor Relations

Aurizon Mines Ltd.

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-888-411-GOLD (4653)

Email: info@aurizon.com Website: www.aurizon.com

Media Contact:

Longview Communications

Trevor Zeck (604) 694-6037